Exhibit 99.1

March 23, 2011

Contact:

Darrin Shewchuk

Director, Corporate Communications

darrin.shewchuk@harman.com

203.328.3834

HARMAN expects no material impact on its sourcing and Japanese business

STAMFORD, CT – HARMAN, the premium global audio and infotainment group (NYSE:HAR), reported that its manufacturing production for its professional audio, consumer electronics, and automotive OEM products will remain materially unaffected by the recent events in Japan.

As part of the Company’s ongoing Enterprise Risk Management strategies, HARMAN has maintained a diversified global supplier base. Following the disastrous natural events in Japan, HARMAN immediately established a task force to evaluate any potential risks to its supply chain or its Japanese automotive business. After review, the Company does not expect any material impact on its business.

Last week, the Company announced a $100,000 contribution to the Red Cross relief efforts, and is matching employee contributions toward the Japan Tsunami and Earthquake disaster relief fund.

As reported earlier, HARMAN maintains two office locations in Nagoya and Tokyo, all employees are safe and operations have continued with minimal disruption. HARMAN and its management will continue to monitor the situation closely and wish all Japanese companies a speedy return to normal operations as soon as it is safe to do so.

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets – supported by 15 leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon® and Mark Levinson®. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 20 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 11,800 people across the Americas, Europe and Asia, and reported sales of $3.5 billion for the twelve months ended December 31, 2010. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

HAR - C

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